Exhibit 99.1
CENTRAL EUROPEAN MEDIA ENTERPRISES SECURES FUNDING
FOR THE REFINANCING OF ITS 2015 CONVERTIBLE NOTES

Transaction Highlights

•	Company entered into a Euro denominated credit facility due in 2019 to refinance 2015 Convertible Notes at maturity

•	Nearest debt maturity will be at the end of 2017

•	More than half of the Company’s debt will be denominated in Euros
Hamilton, Bermuda – October 1, 2015 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange: CETV) today announced that it entered into a EUR 235,340,000 senior unsecured term credit facility agreement with Time Warner Inc., a Delaware corporation (“Time Warner”), as guarantor, the lenders party thereto and BNP Paribas, as administrative agent, and with BNP Paribas Securities Corp., Crédit Agricole Corporate and Investment Bank, and SG Americas Securities LLC acting as joint-lead arrangers and joint bookrunners (the “Credit Agreement”).
Loan proceeds under the Credit Agreement will be drawn and used to repay the outstanding principal amount of CME’s 5.0% senior secured convertible notes due 2015 (the “2015 Convertible Notes”) at maturity on November 15, 2015.
The Credit Agreement will bear interest at three-month EURIBOR plus a margin between 1.07% and 1.90% (depending on the credit rating of Time Warner) and will mature on November 1, 2019. Additionally, CME will pay Time Warner a guarantee fee equal to 8.50% minus the rate of interest paid by CME under the Credit Agreement (the “Guarantee Fee Rate”), multiplied by the principal amount of loans outstanding under the Credit Agreement, payable semi-annually in cash or in kind at CME’s option, with unpaid amounts accruing interest at the Guarantee Fee Rate, payable in cash or in kind. CME may prepay the loans drawn under the Credit Agreement in whole or in part at any time from June 1, 2016 without premium or penalty (other than breakage costs).
In a joint statement Michael Del Nin and Christoph Mainusch, Co-Chief Executive Officers of CME said: “This transaction is an important step in addressing our maturity profile. Making further improvements to the maturity profile, as well as lowering our average cost of debt and more closely aligning the currency of our borrowings with our revenues all remain a priority for the Company.”
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CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME broadcasts 34 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma, Nova World and Mini TV), the Czech Republic (TV Nova, Nova Cinema, Nova Sport 1, Nova Sport 2, Fanda, Smichov and Telka), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa in Moldova), the Slovak Republic (TV Markíza, Doma and Dajto), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.
Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.
For additional information, please contact:
Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net